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                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors
LaBarge, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-21220 on Form S-8 of LaBarge, Inc. of our report dated August 8, 1997, relating to the consolidated balance sheets of LaBarge, Inc. and subsidiaries as of June 29, 1997 and June 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows, and related schedule for each of the years in the three-year period ended June 29, 1997, which report appears in the June 29, 1997 Annual Report on Form 10-K of LaBarge, Inc.



                                                s/KPMG Peat Marwick LLP/s



St. Louis, Missouri
September 2, 1997